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                                     EXHIBIT

                        DURABLE GENERAL POWER OF ATTORNEY


KNOW ALL MEN BY THESE PRESENTS:


         THAT I, LOUISE B. TOLLEFSON, of Tequesta, Florida, as Principal, hereby appoint my husband, BENNETT H. TOLLEFSON, as my attorney-in-fact, for me and in my name, place and stead:

         (1) To open and maintain checking, savings and other accounts in my name or otherwise in any financial institution; to make deposits in, draw checks upon, make withdrawals from and to utilize and manage such accounts; to deal generally in my behalf with any instrument for the payment of money in which I may have an interest; and to have access to and control of the contents of any safe deposit box rented solely or jointly in my name.

         (2) To invest and reinvest any monies or other property belonging to me, whether acquired by me or by my attorney-in-fact, in stocks, bonds, mortgages, real property, savings bank accounts or other securities or investments of any kind, real or personal, in such manner and in such amounts as my attorney-in-fact may deem best, to sell, pledge or otherwise dispose of any or all of the same, including the power to endorse any certificates representing the same or to execute appropriate stock or bond powers; to administer such investments in whatever manner and in such brokerage, safekeeping or investment advisory accounts as my attorney-in-fact deems appropriate; and to exercise any and all rights incident to the ownership of such investments.

         (3) To make gifts of my property for my estate planning purposes, including gifts to an attorney-in-fact, except that in any year no attorney-in-fact may make gifts to such attorney-in-fact in excess of the annual exclusion from gift taxes provided under section 2503(b) of the Internal Revenue Code of 1986 or the successor provision of any future federal tax law.

         (4) To change the beneficiaries of any life insurance policies or other qualified or non-qualified benefit plans, create, amend, modify or revoke any trust, whether revocable or irrevocable, for the benefit of myself or other persons, and to consent to the creation, amendment, modification or extension of any trust established by other persons for my benefit.

         (5) To withdraw from any trust, whether revocable or irrevocable, in which I have a current beneficial interest, such amounts of the principal or accrued or collected but undistributed income of such trusts as I would be permitted to withdraw, pursuant to any withdrawal right contained in such trusts, for the purpose of making those gifts which my attorney-in-fact is authorized to make pursuant to paragraph (3) hereof.

         (6) To prepare, execute and file any income, gift or other tax return or claim, federal, state or local, or of a foreign country, for which I am responsible or to which my property is subject, and to do all things reasonably necessary with respect thereto; to pay any taxes, duties or


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assessments, including interest and penalties, and collect any claims arising therefrom; to negotiate with the appropriate tax authorities, and to litigate and compromise any differences that may arise with respect to any tax obligations.

         (7) To make demand and accept payment for, reject or compromise all claims to which I may be entitled or which may be asserted against me; to represent me in all legal actions or proceedings whether instituted by or against me; to do all things reasonably necessary to the prosecution or defense of such action; to pay, adjust, compromise or settle such action in my behalf; and to employ and compensate attorneys and other persons in the pursuance of any activity in my behalf.

         (8) To sell, convey, lease, mortgage, improve, insure, manage and control any real property or interest therein owned by me (including, but not limited to, Florida homestead property), and to execute contracts, deeds and other documents in respect thereto.

         (9) To borrow funds from any person, corporation or other source upon such terms and conditions as my attorney-in-fact may deem advisable, and to secure the payment of any such loans by the pledge or mortgage of my property.

         (10) To sign, execute and endorse any and all papers, documents, instruments and records necessary or appropriate to implement, exercise or otherwise carry out any and all of the foregoing powers, authorizations, and discretions herein give to my attorney-in-fact.

         (11) Generally, to pay my bills, administer my property and act for me in all matters affecting my property or the administration of my financial affairs, with the same force and effect and to all intents and purposes as though I were personally present and acting for myself, and I hereby ratify and confirm all that my said attorney-in-fact shall do by authority hereof.

         This Durable General Power of Attorney applies to all of my real and personal property and interests in such property including, without limitation, my interest in all real property, including my homestead, all personal property, tangible or intangible, all property held in any type of joint tenancy, including a tenancy in common, joint tenancy with a right of survivorship, or a tenancy by the entirety, all property over which I hold a general, limited, or special power of appointment, choses in action, and all other contractual or statutory rights or elections, including but not limited to any rights or elections in any probate or similar proceeding to which I am or may become entitled.

         My attorney-in-fact shall not be liable for any acts or decisions made in good faith and under the terms of this Durable General Power of Attorney.

         Except as provided: (a) with respect to the execution of stock powers and similar instruments in paragraph 2, above, the powers of my attorney-in-fact shall be nondelegable; and (b) with respect to making gifts to such attorney-in-fact for my estate planning purposes as provided in paragraph 3, above, the authority granted to any attorney-in-fact shall be held in a fiduciary capacity, and shall not be exercised by such attorney-in-fact for the benefit of such attorney-in-fact, such attorney-in-fact's creditors, such attorney-in-fact's estate, or the creditors of such attorney-in-fact's estate.


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THIS DURABLE GENERAL POWER OF ATTORNEY SHALL NOT BE AFFECTED BY MY SUBSEQUENT
INCAPACITY, EXCEPT AS PROVIDED IN s. 709.08, FLORIDA STATUTES, OR ANY SUCCESSOR PROVISION OF LAW.

         IN WITNESS WHEREOF, I have hereunto set my hand and seal this 23rd day of December, 1997.


                                                  S/ LOUISE B. TOLLEFSON
                                                --------------------------------
                                                LOUISE B. TOLLEFSON
                                                Principal


Signed and Sealed in the Presence of:


S/ LAUREN VODOLA                         of     STAMFORD, CT
------------------------------------            --------------------------------
         Witness                                         Address of Witness



S/ JEANINE PEREIRA                       of     BRIDGEPORT, CT
------------------------------------            --------------------------------
         Witness                                         Address of Witness





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STATE OF CONNECTICUT                )
                                    ) ss     STAMFORD
COUNTY OF FAIRFIELD                 )


         The foregoing Durable General Power of Attorney was acknowledged before me this 23rd day of December, 1997, by LOUISE B. TOLLEFSON, who is personally known to me or who has produced a driver's license as identification.



                                              S/ ROBERT G. SIMSES
                                              --------------------------------
                                              NOTARY PUBLIC
                                              Commissioner Superior Court